Exhibit 99.2

Uranium Resources Announces 1-for-10 Reverse Stock Split

Receives Notice from NASDAQ on Minimum Bid Price Requirement

LEWISVILLE, Texas--(BUSINESS WIRE)--January 18, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (URI) announced today that its Board of Directors has approved a 1-for-10 reverse stock split of its common stock. On January 14, 2013, the Company announced shareholder approval to conduct a reverse stock split of its issued and outstanding common stock by a ratio of not less than 1-for-5 and not more than 1-for-15. The primary purpose of the reverse split was to bring URI into compliance with NASDAQ's $1.00 minimum bid price requirement. The Company expects the reverse split to become effective immediately following the close of trading on January 22, 2013 and the consolidated common shares to begin trading on a split-adjusted basis as of January 23, 2013.

When the reverse stock split becomes effective, every ten shares of issued and outstanding URI common stock will be combined into one issued and outstanding share of common stock with no changes to the par value of the shares. The reverse split will reduce the number of URI’s outstanding common stock from approximately 161.1 million shares to approximately 16.1 million shares. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would have resulted will be settled in cash.

Additionally, the Company received a Staff Determination Letter from the NASDAQ on January 15, 2013, notifying URI that its securities will be subject to delisting from the NASDAQ Stock Market even though the reverse stock split has been approved because the Company will not regain compliance until the closing bid price for its common stock exceeds $1.00 for a minimum of 10 consecutive business days under Rule 5550(a)(2). In accordance with NASDAQ rules, URI has requested a hearing with the NASDAQ Hearing Panel to appeal the determination letter, which will stay the action until the Company has completed the hearing and the Hearing Panel has issued its decision.

“As anticipated, the Company received notification from NASDAQ that its common stock remains in noncompliance with its listing qualifications,” stated Terence J. Cryan, Interim President and CEO of URI. “We believe that URI’s reverse stock split initiative will produce a favorable result from the hearing process with NASDAQ, and bring us back into full compliance with NASDAQ listing requirements.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s estimated mineralized uranium material, the anticipated effective date of the reverse stock split, the effect of the reverse stock split on the per share price of URI common stock, and the anticipated outcome of the hearing before the NASDAQ Hearing Panel are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, market reaction to a reverse stock split, determinations of the NASDAQ Hearing Panel and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com